EXHIBIT 99.1

DCP Holding Company

100 Crowne Point Place

Sharonville, Ohio 45241

Telephone: (513)-554-1100

December 11, 2013

Dear DCP Holding Company Shareholder:

At the reconvened Special Meeting of Shareholders on December 11, 2013, the Company announced that the Special Meeting was adjourned until 6:00 p.m. on January 9, 2014 in order to solicit additional votes for approval of all of the Amended Articles Proposals and Amended Code Proposals set forth in the Proxy Statement dated October 7, 2013. The adjourned meeting will be held at the Cooper Creek Event Center, 4040 Cooper Road, Blue Ash, Ohio 45241.

At the reconvened Special Meeting on December 11, 2013, the Company opened the polls for voting only for Proposal 3, the Adjournment Proposal. Proposals 1(A) through 1(F) (the “Amended Articles Proposals”) relate to an amendment to the Company’s Articles of Incorporation, and Proposals 2(A) through 2(E) (the “Amended Code Proposals”) relate to an amendment to the Company’s Code of Regulations. Each of the Amended Articles Proposals and Amended Code Proposals are conditioned on approval of each of the other Amended Articles Proposals and Amended Code Proposals. Accordingly, the vote on each of the Amended Articles Proposals and the Amended Code Proposals will be deferred until the adjourned meeting.

If you have already voted, you do not need to do anything, unless you would like to change your vote on any of the Proposals. If you no longer have a proxy card, additional copies may be obtained from the Company.

If you have any questions, please contact the undersigned at (513)-554-3189 or send a fax to (513)-618-3872.

Sincerely,

/s/ Robert C. Hodgkins, Jr.

Vice President & Chief Financial Officer

IMPORTANT INFORMATION: The foregoing information is not a solicitation of a proxy from any of the Company’s shareholders. This is being done only pursuant to a definitive proxy statement. Additional information relating to the foregoing is included in the Company’s proxy materials filed with the SEC and distributed to shareholders. SHAREHOLDERS ARE ADVISED TO READ SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain a free copy of the Company’s filings with the SEC by directing a request to: DCP Holding Company, ATTN: Robert C. Hodgkins, Jr., 100 Crowne Point Place, Sharonville, Ohio 45241. The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders on behalf of the Company’s board of directors in connection with the foregoing. Information concerning such participants and their respective direct or indirect interests in the Company by security holdings or otherwise is included in the Company’s definitive proxy statement.